Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
April 30, 2014

Thank you, Bill, good morning!

I continue to be very pleased with the operating performance and achievements of our Rail and Leasing Groups. The focused efforts of our dedicated TrinityRail team, the benefits of our integrated business model and, both, our operating and financial flexibility continue to drive record performance levels for our businesses.

During the first quarter, our Leasing Group again earned record operating profit due to continued strong market fundamentals as well as profit recognized from sales of leased railcars to Element Financial Corporation. Lease renewals continue to show strong rate increases and longer lease terms. Our lease fleet utilization at the end of the first quarter was 99.5%, up from 98.4% last year.

So far in 2014, we have sold $517 million of leased railcars in the secondary market, the majority of which were sold to Element under the strategic alliance formed last December. Selling railcars from our lease portfolio to various financial institutions and managing those leases while retaining our commercial relationships with the lessees is an important strategy of the TrinityRail business model. We developed a strong competency in syndicating leased railcars, while simultaneously growing our wholly-owned lease fleet. Secondary market activities help us to manage lease fleet portfolio diversification and create additional value through the monetization of leased assets when market conditions are most favorable. I am very pleased with the success we have had in growing our leasing platform and expanding our access to institutional capital to support our strong lease origination capability.

During the first quarter, our Leasing Group took delivery of approximately 2,280 new railcars. Our total lease fleet portfolio, including partially-owned subsidiaries, now stands at approximately 73,545 railcars, a 1% increase year-over-year, even after 1st quarter leased railcar sales. At the end of the quarter, approximately 22% of the units in our railcar order backlog - with a total value of $1 billion - were slated for customers of our leasing business.

During the first quarter, the Rail Group delivered 6,890 railcars and generated our highest ever quarterly operating profit and margin. The skill and efficiency with which our employees have enhanced our operational flexibility leading to further increases in our production capacity to accommodate growing customer demand is quite remarkable. Their hard work and dedication is reflected in the significant increase in our operating margin compared to the fourth quarter on a relatively stable revenue base, driving incremental earnings to the bottom line.

We are currently generating record operating profit and margins. The rate of margin expansion over the last year has been significant, and we will continue to focus our resources on enhancing our profitability. Ultimately, we are most focused on delivering quality earnings growth to the Company through sustained volume increases. Our strong order backlog comprised of a favorable product mix positions us to realize further benefits from extended production runs.

North American railcar industry orders in the first quarter were very strong and reflected a healthy mix of freight car orders. During the first quarter, TrinityRail received orders for 9,625 new railcars including tank cars and covered hoppers from railroads, 3rd party lessors and industrial shippers. Our backlog increased to a record 42,630 railcars with a record value of approximately $5.2 billion. Current inquiry levels reflect continuing demand for covered hoppers to serve the oil and gas drilling and construction markets, agricultural products and petro-chemicals such as resins. Auto racks continue to be in steady demand, resulting from increased North American automotive production and replacement of the aging North American auto rack fleet. While overall tank car orders for the industry have slowed in recent quarters, order inquiry levels remain strong and we are in dialogue with a number of customers ready to place orders. Our customers, like us, are assessing the potential impacts from pending regulatory changes and, as you would expect, delaying decisions to obtain railcars given the uncertainty surrounding specifications for tank cars carrying flammable products. We believe this is only a temporary delay, and we expect to see strong demand for tank cars serving the oil and gas industries once new regulations are finalized.

We are monitoring closely the potential regulatory actions of PHMSA, the U.S. Department of Transportation and Transport Canada with respect to changes in railcar designs for tank cars carrying flammable commodities. PHMSA recently proposed an accelerated timeline that we expect to lead to a final rule shortly after September 30, 2014. Transport Canada, also, recently, took several initiatives which will have effect on tank cars used to transport certain flammable products in Canada. As we gain further clarity from the regulatory process, we will provide an update on how we plan to address any regulatory changes.

We are currently investing capital in our rail business for organic growth opportunities, operating improvements, and to be prepared to respond to demand increases associated with new tank car regulation.  Our intent is to enhance our operational flexibility by having additional manufacturing capacity capable of producing multiple products that will be ready to respond as the level of demand increases.  We are in the process of bringing on-line a large, existing railcar manufacturing plant located in Georgia.  Initially, we are planning to produce a group of tank cars at that plant intended for our leasing business.  In addition, we are also taking steps to expand our maintenance services capacity to meet the maintenance and regulatory requirements of our growing lease fleet and key customers.  As we make these investments, there will be associated start-up costs that are incurred by the Rail Group having a near term adverse impact on Rail Group operating margins. Our team has demonstrated great skill at bringing on new operations and additional capacity and I am optimistic we will continue to be successful.

As a result of the orders received in the first quarter and capacity increases, we have increased our 2014 unit delivery guidance to be in the range of 27,500 to 29,000, an increase from our previous guidance of 25,500 to 27,500. Our operational flexibility and strong lease origination capability differentiate TrinityRail and enable us to quickly respond to changes in market demand. Our current delivery forecast for 2014 is on pace to exceed our prior annual record delivery level. This is a very exciting time for TrinityRail as we continue to see a broadening in railcar demand as the economic recovery accelerates, developing fleet replacement opportunities, and ongoing strong demand catalysts from the North American Energy Renaissance.

I will now turn it over to James for his remarks.